Exhibit 8 - FULFILLMENT SERVICES AGREEMENT

FULFILLMENT SERVICING AGREEMENT


THIS AGREEMENT is made and entered into as of this 1st day of January, 1999, by and between Texas Capital Value Funds, Inc., a Maryland corporation (hereinafter referred to as the "Company"), Firstar Mutual Fund Services, LLC, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS"), First Austin Capital Management, Inc., a corporation organized under the laws of the State of Texas (hereinafter referred to as the "Adviser"), and Rafferty Capital Markets, Inc., a corporation organized under the laws of the State of New York (hereinafter referred to as the "Distributor").

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Adviser serves as investment adviser to the Company, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Company shares;

WHEREAS, FMFS provides fulfillment services to mutual funds;

WHEREAS, the Adviser, the Distributor, and the Company desire to retain FMFS to provide fulfillment services for the Value & Growth Portfolio (the "Fund") and each additional series of the Company listed on Exhibit A attached hereto, as may be amended from time to time.

NOW, THEREFORE, the parties agree as follows:

1.	Duties and Responsibilities of FMFS

1.	Answer all prospective shareholder calls concerning the Fund.
2.	Send all available Fund material requested by the prospect within 24 hours
from 		time of call.
3.	Receive and update all Fund fulfillment literature so that the most
current 				information is sent and quoted.
4.	Provide 24 hour answering service to record prospect calls made after
hours 		(7 p.m. to 8 a.m. CT).
5.	Maintain and store Fund fulfillment inventory.
6.	Send periodic fulfillment reports to the Company as agreed upon between
the 		parties.

2.	Duties and Responsibilities of the Company

1.	Provide Fund fulfillment literature updates to FMFS as necessary.
2.	File with the NASD, SEC and State Regulatory Agencies, as appropriate, all
		fulfillment literature that the Fund requests FMFS send to
prospective 		shareholders.
3.	Supply FMFS with sufficient inventory of fulfillment materials as
requested from 				time to time by FMFS.
4.	Provide FMFS with any sundry information about the Fund in order to answer
		prospect questions.

3.	Indemnification

The Company agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature which has not been approved by the appropriate Federal and State Regulatory Agencies. FMFS agrees to indemnify the Company from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement.

4.	Compensation

The Company, if permissible under any Rule 12b-1 plan in effect from time to time for the benefit of the Fund and only to the extent consistent with the terms of such plan, or the Adviser, or the Distributor, agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

5.	Proprietary and Confidential Information

FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

6.	Term of Agreement

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue for a period of two years, and thereafter shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving thirty (30) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.




IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.


texas capital value funds, Inc. 	FIRSTAR MUTUAL FUND SERVICES,
						LLC


By:______________________________		By: ________________________________


Attest:   __________________________
Attest:______________________________





first austin capital management,	rafferty capital markets,
inc.							inc.


By:______________________________		By: ________________________________


Attest:   __________________________
	Attest:______________________________

 Literature Fulfillment Services
Annual Fee Schedule

Exhibit A


Separate Series of Texas Capital Value Funds, Inc.

Name of Series	Date Added

Value & Growth Portfolio			January 1, 1999
Blue Chip Value Portfolio				_



Base Fee:					$250 / month

Customer Service

State registration compliance edits
Literature database
Record prospect request and profile
Prospect servicing 8:00 am to 7:00 pm CT
Recording and transcription of requests received off-hours
Periodic reporting of leads to client
Service Fee:			$.99  / minute


Assembly and Distribution of Literature Requests
Generate customized prospect letters
Assembly and insertion of literature items
Inventory tracking
Inventory storage, reporting
Periodic reporting of leads by state, items requested, market source
Service Fee:			$.45 / lead - insertion of up to 4 items/lead
$.15 / additional inserts

Fees and out-of-pocket expenses are billed to the fund monthly